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                         [BILLING CONCEPTS LETTERHEAD]



September 30, 1997



Billing Information Concepts Corp.
7411 John Smith Drive, Suite 200
San Antonio, Texas 78229

Dear Sirs:

As Corporate Counsel to Billing Information Concepts Corp., a Delaware corporation (the "Company"), I am familiar with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about September 30, 1997, under the Securities Act of 1933, as amended, relating to an aggregate of 425,000 shares (the "Shares") of Common Stock, $.01 par value ("Common Stock"), of the company to be sold by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders"). The Shares have either been issued pursuant to the terms of the Merger described in the Registration Statement, or have been or will be issued pursuant to the proper and valid exercise of certain warrants (the "Warrants") held by certain of the Selling Stockholders, each as described in the Registration Statement.

In connection therewith, I have examined such corporate records, documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion the 425,000 shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized, have been, or when issued in accordance with the terms of the Warrants will be, validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MARSHALL N. MILLARD

Marshall N. Millard
Corporate Counsel

MNM/jms